Exhibit 16.1

October 14, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Noble Midstream Partners LP and, under the date of February 12, 2020, we reported on the consolidated financial statements of Noble Midstream Partners LP as of and for the years ended December 31, 2019 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2019. On October 8, 2020, we notified the audit committee that we will decline to stand for re-appointment and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Noble Midstream Partners LP’s consolidated financial statements as of and for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, and the issuance of our reports thereon. We have read Noble Midstream Partners LP’s statements included under Item 4.01 of its Form 8-K dated October 8, 2020, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP